Exhibit 99.2

REVOLVING NOTE

U.S. $25,000,000	December 22, 2009

FOR VALUE RECEIVED, the undersigned, Unified Grocers, Inc., a California corporation formerly known as Unified Western Grocers, Inc. (the “Borrower”), hereby promises to pay to the order of FIFTH THIRD BANK (the “Lender”) on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Bank of Montreal, Chicago Branch, as Administrative Agent, in Chicago, Illinois, in immediately available funds, the principal sum of Twenty Five Million Dollars ($25,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Amended and Restated Credit Agreement dated as of December 5, 2006, as previously amended, among the Borrower, the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, Chicago Branch, as Administrative Agent for the Lenders (the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

UNIFIED GROCERS, INC. (formerly known as Unified Western Grocers, Inc.)

By	/s/ Christine Neal
Name	Christine Neal
Title	Senior Vice President of Finance and
Treasurer